TREMONT FAIR, INC.
10497 Town & Country Way
Suite 214
Houston, Texas 77024

To the Shareholders of Tremont Fair, Inc.
(formerly Cancer Detection Corporation)

Dear Shareholder:

Holders of a majority of the outstanding shares of Tremont Fair, Inc. (formerly Cancer Detction Corporation) (hereafter, the “Company”) have approved a restatement of the Company’s Articles of Incorporation and its Bylaws.  You are not required to consent to these matters, but we are providing you notice of the action taken and a summary of the changes that have been made.  If you have any questions, please contact us via mail at the address above.

Changes to Articles of Incorporation

We amended and restated the Company’s Articles of Incorporation in their entirety to provide for the following changes:

•	Name Change. We changed the name of the Company from Cancer Detection Corporation to Tremont Fair, Inc.
•	Authorized Shares. We increased the number of authorized shares of capital stock of the Company from 110,000,000 shares to 220,000,000 shares.
•
Common and Preferred Stock.  Of the Company’s authorized shares, 200,000,000 are characterized as common stock, with the same rights, preferences, and privileges as are now held by the Company’s common stockholders, and 20,000,000 are characterized as preferred stock, with such rights, preferences, and privileges (including but not limited to seniority to other classes of capital stock, dividend and distribution rights) as may be subsequently determined by the Company’s Board of Directors.

•
Appointment of Directors.  The number of members of the Board of Directors may be increased by a majority vote of the directors then in office, and the open positions so created by the increase may be filled by a majority vote of the incumbent directors.  Previously, the Company’s shareholders were required to consent to the appointment of directors following an expansion of the Board of Directors.

•	Changes to Bylaws. The Board of Directors is expressly authorized to amend or repeal the Bylaws of the Company. Previously, the Company’s shareholders were required to approve any such changes.

Notice to Shareholders

Changes to Bylaws

We amended and restated the Company’s Bylaws in their entirety to provide for the following changes:

•
Certain Changes in the Articles.  The changes described in the Company’s Restated Articles of Incorporation described above were also made to the Bylaws, namely the change of the Company’s name, the right of the Board of Directors to expand the Board and appoint new directors to fill the new positions created, and the right of the Board of Directors to amend or restate the Bylaws without shareholder approval.

•
Indemnification and Advancement of Expenses.  The Bylaws have been updated to provide that the Company may indemnify or advance expenses to or for a director (including court costs, attorneys’ fees, and amounts paid in settlement) because such director was or is the subject of a civil or criminal action, investigative proceeding, or an administrative matter.

Sincerely,

/s/ Cyrus Boga
Cyrus Boga
President